CANADIAN ENVIRONMENTAL & METALLURGICAL INC.
6927 Antrim Ave
Burnaby, British Columbia, Canada  V5J 4M5

CONSENT OF INDEPENDENT LABORATORY

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Annual Report on Form 10-K to be filed with the United States Securities and Exchange Commission (the “10-K”), of our findings reported to Searchlight Minerals Corp. relating to the synthetic precipitation leach procedure on material from the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the 10-K and consent to our being named as an expert therein.

CANADIAN ENVIRONMENTAL & METALLURGICAL INC.

By:  /s/ R.J. Vos
Per: R.J. Vos

Dated July 24, 2009